Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 30, 2021, with respect to the consolidated financial statements of Planet Labs Inc. included in the proxy statement/prospectus of dMY Technology Group, Inc. IV that is made a part of the Amendment No. 3 to the Registration Statement (Form S-4 No. 333-258431) and Prospectus of dMY Technology Group, Inc. IV for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

November 1, 2021